Exhibit 99.2
Statoil enters Bakken oil play through all cash acquisition of Brigham Exploration

2 Statoil's offer for Brigham All cash offer to Brigham's shareholders Total enterprise value of approximately USD 4.7 billion including USD 238 million of assumed net interest bearing debt1 Agreed price of USD 36.5 per share Cash premium of 36% over the average trading price for the last 30 days Unanimously approved by Brighams's Board of Directors Tender offer for all Brigham shares for a minimum tender period of 20 business days from commencement 375,000 net acres in Bakken and 40,000 net acres in Texas and Oklahoma Expected to close transaction end 1st quarter 2012 1 Net interest bearing debt as of Q2 2011. Final debt per closing will differ.

Access to high value resource base In excess of 375,000 net acres whereof ~60% is considered de-risked 300 - 5001 million boe (equity) as risked resource base (Middle Bakken and Three Forks combined) Current equity production 21,0001 boe/d The deal implies approximately USD 8,000/ acre2 paid for the Williston basin acreage 1 Statoil reports production in equity terms, Brigham report entitlement volumes (royalty rate approximately 20%). 2 Adjusted for value of production (Derrick Petroleum), midstream assets and upstream assets in Texas and Oklahoma Illustration not to scale 3

Excellent strategic fit adding high value barrels Strong subsurface and project management capacity Ability to unlock value through value chain and technology optimization Financial strength and flexibility to develop Brigham's Bakken position 4 Marcellus 2008 Eagle Ford 2010 Bakken 2011 Oil Strong and diversified position in US unconventionals Access to a premier US unconventional oil play Immediate production growth and reserve additions A leading operator in Bakken What does Statoil get? What does Statoil bring? Wet gas/liquids Dry gas

Attractiveness of Brighams's Bakken acreage Acreage has potential to ramp up to 60,000 -100,000 boe/d equity production over 5 year period Break even of around USD 55/ boe Expected to be self financed in 2013/14 Large contiguous acreage blocks provide operational efficiency Well positioned in midstream to capture additional value 5

The evolution of the Bakken play Source: HPDI, as of most recent reported data (June 2011). Gross equity production. Based on May 2011 EIA data and Baker Hughes Montana and North Dakota rig count. 6 1

The Williston Basin The Bakken formation is the main reservoir Significant resources also in the Three Forks formation Resource estimates: 5 - 24 billion boe1 Continuous oil accumulation ~38,000 square-kilometer (~15,000 square-mile) Currently more than 85 rigs adding ~2,000 new wells per year 7 Map source: The U.S. Geological Survey (USGS) 1 Resource estimate from various sources

8 A leading Bakken operator Success driven by strong organizational capability Entrepreneurial spirit and early mover into Bakken Ramped up drilling activity to 12 rigs Rapid production growth Consistent and strong well results Applied technology to increase drilling efficiency Statoil is committed to maintaining this capability Continue Bakken operations from Austin Employee retention program in place Phased integration to ensure business continuity

9 Sustainable development Safe operations and drilling Responsible water management Minimize environmental footprint Limit surface impact CO2 efficient production Responsible corporate citizen in the local community

10 Summary Access to high value resources and immediate production growth in a premier US unconventional oil play Strong strategic fit with positions in Eagle Ford and Marcellus Step change in capacity and competence for Statoil's US onshore operations Add value by sub surface and project management technology application value chain optimization

Additional information The tender offer described in this communication (the "Offer") has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Brigham or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the "SEC"). The offer to purchase shares of Brigham common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO. INVESTORS AND STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The merger agreement and the tender offer statement will be filed with the SEC by Statoil and the solicitation/recommendation statement on Schedule 14D-9 will be filed with the SEC by Brigham. Investors and stockholders may obtain a free copy of these statements (when available) and other documents filed with the SEC free of charge at the website maintained by the SEC at www.sec.gov. None of the information included on any Internet website maintained by Statoil, Brigham or any of their affiliates, or any other Internet website linked to any such website, is incorporated by reference in or otherwise made a part of this press release. 11

This presentation contains certain forward-looking statements that involve risks and uncertainties. In some cases, we use words such as "believe", "intend", "expect", "anticipate", "plan", "target" and similar expressions to identify forward-looking statements. All statements other than statements of historical fact, including, among others, statements such as those regarding: plans for future development and operation of projects; reserve information; expected exploration and development activities and plans; expected start-up dates for projects and expected production and capacity of projects; the expected impact of USD/NOK exchange rate fluctuations on our financial position; oil, gas and alternative fuel price levels; oil, gas and alternative fuel supply and demand; the completion of acquisitions; and the obtaining of regulatory and contractual approvals are forward-looking statements. These forward-looking statements reflect current views with respect to future events and are, by their nature, subject to significant risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including levels of industry product supply, demand and pricing; price and availability of alternative fuels; currency exchange rates; political and economic policies of Norway and other oil-producing countries; general economic conditions; political stability and economic growth in relevant areas of the world; global political events and actions, including war, terrorism and sanctions; the timing of bringing new fields on stream; material differences from reserves estimates; inability to find and develop reserves; adverse changes in tax regimes; development and use of new technology; geological or technical difficulties; the actions of competitors; the actions of field partners; the actions of governments; relevant governmental approvals; industrial actions by workers; prolonged adverse weather conditions; natural disasters and other changes to business conditions. Additional information, including information on factors which may affect Statoil's business, is contained in Statoil's 2010 Annual Report on Form 20-F filed with the US Securities and Exchange Commission, which can be found on Statoil's web site at www.statoil.com. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our future results, level of activity, performance or achievements will meet these expectations. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Unless we are required by law to update these statements, we will not necessarily update any of these statements after this Capital Markets Day, either to make them conform to actual results or changes in our expectations. Forward looking statements 12

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